Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES

WINE & SPIRITS LEADERSHIP TRANSITION

Robert Hanson to Step Down as EVP & President, Wine & Spirits Division Effective February 29, 2024

Company Initiates Search to Identify New Leader to Guide Next Phase of Growth for Its Wine & Spirits Business

VICTOR, N.Y., Jan. 4, 2024 – Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, today announced that the Company and Robert Hanson, who has led the transformation of the company’s Wine & Spirits business since 2019, have mutually agreed that Mr. Hanson will step down from his role as Executive Vice President and President of the company’s Wine & Spirits Division, at the end of Constellation’s fiscal year on February 29, 2024. The company has initiated a search to identify a successor. Bill Newlands, President and Chief Executive Officer, will assume responsibilities as interim leader for the company’s Wine & Spirits Division, in addition to his existing responsibilities, until a successor is named. Newlands and Hanson will work together over the coming weeks to ensure a smooth transition of leadership.

“Robert has been instrumental in leading the charge to reposition our Wine & Spirits business to a higher-end portfolio of brands more aligned with consumer trends, with an expanded focus to include global, omni-channel distribution, with more robust and targeted international and direct-to-consumer sales channels,” said Bill Newlands, President and Chief Executive Officer at Constellation Brands. “We thank Robert for his transformational vision, drive and commitment to our business over the past 11 years, first as a Board Director, and then as President of our Wine & Spirits Division, and we wish him the best in his future endeavors.”

Hanson joined Constellation in June 2019 after successfully serving in CEO and President positions at John Hardy Global Limited, American Eagle Outfitters, and Levi Strauss & Co. He also served as a valued member of Constellation’s Board of Directors from 2013 to 2019. Under Hanson’s leadership over the past four-and-a-half years, the company’s Wine & Spirits Division has significantly reshaped its brand portfolio through a series of divestitures of lower-end brands, several tuck-in acquisitions of higher-end fine wine and craft spirits brands, consumer-led innovation, and by establishing a strong operational foundation for long-term success and more profitable growth.

“I am proud to have served both the Board and the Wine & Spirits Division of Constellation Brands, have a deep admiration and respect for the company and its iconic beverage alcohol portfolio and, in particular, its talented team members,” said Hanson. “With the strategic, operational and capability transformation of the company’s Wine & Spirits business in place, this is the right time for me to transition leadership and to step down from my role with the company and pursue my future career goals. I look forward to the continued success of the team in the years ahead.”

ABOUT CONSTELLATION BRANDS

Constellation Brands (NYSE: STZ) is a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Our mission is to build brands that people love because we believe elevating human connections is Worth Reaching For. It’s worth our dedication, hard work, and calculated risks to anticipate market trends and deliver more for our consumers, shareholders, employees, and industry. This dedication is what has driven us to become one of the fastest-growing, large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Every day, people reach for our high-end, iconic imported beer brands such as those in the Corona brand family like the flagship Corona Extra, Modelo Especial and the flavorful lineup of Modelo Cheladas, Pacifico, and Victoria; our fine wine and craft spirits brands including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey; and our premium wine brands such as Kim Crawford and Meiomi.

As an agriculture-based company, we have a long history of operating sustainably and responsibly. Our ESG strategy is embedded into our business and our work focuses on serving as good stewards of the environment, enhancing social equity within our industry and communities, and promoting responsible beverage alcohol consumption. These commitments ground our aspirations beyond driving the bottom line as we work to create a future that is truly Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on X, Instagram, and LinkedIn.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS

Amy Martin 585-678-7141 / amy.martin@cbrands.com Carissa Guzski 315-525-7362 / carissa.guzski@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com